Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 (File # 333-284565) of our report dated January 28, 2025 relating to the financial statements of Cartesian Growth Corporation III appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Houston, TX

April 14, 2025